QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Trustee
Eola Property Trust:

        We consent to the use of our report dated May 18, 2010, except for note 14 as to which the date is September 30, 2010, with respect to the consolidated balance sheets of VFG Holdings LLC and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, members' equity, and cash flows for the years ended December 31, 2009 and 2008, and the period from May 9, 2007 (Inception) through December 31, 2007, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

January 4, 2011
Jacksonville, Florida
Certified Public Accountants

QuickLinks

  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm